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FIRST CHOICE HEALTH NETWORK, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


This Supplemental Executive Retirement Plan (the "Plan") is adopted by First Choice Health Network, Inc., a Washington corporation ("Corporation"), effective as of January 1, 2003 (the "Effective Date"). Capitalized terms not otherwise defined in the Plan have the meanings set forth in Section 17.

1.  PURPOSE OF PLAN

    The continued growth and success of Corporation are dependent upon its ability to attract and retain the services of executives and key employees of the highest competence and to provide incentives for their effective service and superior performance. The purpose of the Plan is to advance the interests of Corporation and its shareholders through a supplemental retirement and deferred compensation program that will attract and retain executives and key employees.

2.  NATURE OF PLAN

    This Plan is intended to be and will be administered by Corporation as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a "select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("Select Group Employees").

3.  SPONSORING EMPLOYERS

    The sponsoring employers ("Employers") of the Plan are Corporation and any subsidiary or affiliate of Corporation designated by the Committee that adopts the Plan by resolution of its Board of Directors.

4.  ELIGIBILITY

    The persons eligible to participate in the Plan ("Eligible Employees") are full time employees of an Employer who (a) have a VP Grade of 51 or higher,
    (b) are, in the judgment of the Committee, Select Group Employees, and (c) have completed at least one year of service with an Employer.

5.  PARTICIPATION

    Eligible Employees who are designated by the Committee to participate in the Plan for a given Plan Period are the participants in the Plan ("Participants"). Designation of an Eligible Employee as a Participant for a given Plan Period does not require the Committee to designate the individual as a Participant for subsequent Plan Periods.

6.  EMPLOYER CONTRIBUTIONS

    For each Plan Period, each Employer will make cash Employer Contributions to the Deferral Accounts of each Participant for that Plan Period in an amount equal to 7% of the Participant's Base Compensation paid during that Plan Period. Employer Contributions will be made on a quarterly basis as of each Employer Contribution Date based on the Base Compensation paid during the calendar quarter ending on the Contribution Date.
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7.  PARTICIPANT DEFERRAL CONTRIBUTIONS

    In addition to Employer Contributions, individual Participants may, but are not required to, make voluntary LTI Deferral Contributions as described in
    Section 7.1 and/or Annual Deferral Contributions as described in Section
    7.2. For purposes of the Plan, references to Participant Deferral Contributions include both LTI Deferral Contributions and Annual Deferral Contributions.

    7.1 LTI Deferral Contributions. A Participant may, by delivery to Corporation of a written LTI Deferral Election (in a form satisfactory to the Committee) not later than the last day of the calendar year next preceding the last calendar year of an LTI Cycle (the "Latest Election Date"), elect to defer all or any portion of the Participant's LTI Award for such LTI Cycle. A Participant's LTI Deferral Election for an LTI Cycle may be amended or revoked at any time prior to the Latest Election Date for that LTI Cycle. The portion of a Participant's LTI Award that the Participant elects to defer will be credited to his or her Participant Deferral Contribution Account described in Section 0 as an LTI Deferral Contribution.

    7.2 Annual Deferral Contributions. A Participant may, by delivery to Corporation of a written Annual Deferral Election (in a form satisfactory to the Committee) not later than (except as provided in
         Section 7.3 for 2003 ) the day preceding the first day of a Plan Period, elect to defer all or any portion of the Participant's Base Compensation and Annual Bonus to be earned during such Plan Period (even if all or a portion of the Base Compensation or Annual Bonus will be paid in a subsequent Plan Period). For example, an Annual Deferral Election to defer all or part of a Participant's Base Compensation earned in 2004, or all or part of a Participant's Annual Bonus for 2004 that will be payable, if at all, in approximately March 2005 must be delivered to Corporation no later than December 31, 2003. A Participant's Annual Deferral Election for a Plan Period may not be amended or revoked after the commencement of that Plan Period. The portion of a Participant's Base Compensation or Annual Bonus that the Participant elects to defer will be credited to his or her Participant Deferral Contribution Account described in Section 0 as an Annual Deferral Contribution.

    7.3 2003 Plan Period. Notwithstanding Section 0, a Participant may, by written Annual Deferral Election delivered to Corporation not later than February 28, 2003, elect to defer all or part of the Participant's Base Compensation for the period March 1, 2003, through December 31, 2003, and/or all or part of the Participant's Annual Bonus for 2003 (that will be payable, if at all, in approximately March 2004).

8.  DEFERRAL ACCOUNTS

    8.1  Deferral Accounts and Subaccounts.

         8.1.1 Employer Contribution Account. All Employer Contributions made for a Participant and all Earnings attributable to such Employer Contributions for the Participant under the Plan will be credited to a separate bookkeeping account maintained by Corporation in the name of the Participant (an "Employer Contribution Account").



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         8.1.2  Participant Deferral Account.  All LTI Deferral Contributions
                and all Annual Deferral Contributions made by a Participant and all Earnings attributable to such LTI Deferral Contributions and Annual Deferral Contributions under the Plan will be credited to a separate bookkeeping account maintained by Corporation in the name of the Participant (a "Participant Deferral Contribution Account").

         8.1.3 Deferral Account. Except where the context specifically refers to either a Participant's Employer Contribution Account or Participant Deferral Contribution Account, references in this Plan to a Participant's "Deferral Account" mean both the Employer Contribution Account and the Participant Deferral Contribution Account.

         8.1.4 Subaccounts. Each Participant's Deferral Account will have separate subaccounts ("Subaccounts") maintained to reflect the Investment Funds designated by the Participant as provided in
                Section 8.2.3. Deferral Accounts and Subaccounts are record-keeping devices utilized for the sole purpose of determining the benefits payable under the Plan and will not constitute a separate fund of assets.

    8.2  Additional Amounts Credited as Growth Factor.

         8.2.1 General. Each Deferral Account will accrue an additional amount as described in Section 0 referred to as "Growth Factor" from the date Employer Contributions or Participant Deferral Contributions are credited to a Deferral Account until the date of final payment of the entire balance of a Deferral Account.

         8.2.2 Growth Factor. For any Measurement Period, the Growth Factor will be the amount of investment income or loss (including unrealized appreciation or depreciation) that would have been realized had an amount equal to the total balance in the Deferral Account as of the first date of the Measurement Period been invested in the Investment Fund or Funds described in
                Section 8.2.3 specified for that Measurement Period by the Participant.

         8.2.3 Investment Funds. For purposes of determining Growth Factor, a Participant may specify one or a combination of Investment Funds designated from time to time by, or at the direction of, the Committee. Pursuant to forms and procedures to be designated by or at the direction of the Committee, a Participant may modify his or her designation of Investment Funds from time to time, effective as of the first day of any calendar quarter. A Participant may:

                (a) Specify what percentage of future Employer Contributions are to be deemed to be invested in particular Investment Funds; and/or

                (b) Provide for reallocation of amounts from one Investment Fund to one or more other Investment Funds.

         8.2.4 Subaccounts. All amounts in a Deferral Account deemed invested in a particular Investment Fund will be treated as held in a separate Subaccount corresponding to that Investment Fund.
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         8.2.5  No Beneficial Interest.  Investment Funds are solely for the purpose of computing the amount of Growth Factor to be credited to or charged against a Deferral Account for any Measurement Period. The Employers may, but will have no obligation to, actually maintain investments corresponding to the Investment Funds. In the event the Employers (directly or indirectly through a trust as described in Section 9.2) make actual investments corresponding to Investment Funds, no Participant or Beneficiary will have any rights or beneficial interest in such actual investments other than their rights as unsecured creditors of the Employers with respect to benefits under the Plan.

    8.3 Withholding. Any withholding of taxes or other amounts with respect to Employer Contributions or the accrual of Growth Factor under the Plan that is required by federal, state, or local law will be withheld from the Participant's Base Compensation or otherwise paid by the Participant.

    8.4 Determination of Deferral Accounts and Subaccounts. Each Participant's Deferral Account and Subaccounts as of the last day of each Measurement Period will consist of the balance of the Deferral Account and Subaccounts as of the first day of the Measurement Period, adjusted as follows:

         (a) Employer Contributions will be credited as of each Employer Contribution Date;

         (b) LTI Deferral Contributions will be credited not later than the first Employer Contribution Date following the date the LTI award would otherwise be paid to the Participant under the LTI Program;

         (c) Annual Deferral Contributions will be credited not later than the first Employer Contribution Date following the date the payment of Base Compensation or Annual Bonus, as applicable, would otherwise be paid to the Participant under Corporation's normal payroll practices.

         (d) Growth Factor will be credited (or charged) to reflect an amount equivalent to the investment returns (or loss) that would have been realized during the Measurement Period had the balance in each Subaccount as of the first day of the Measurement Period been invested in the actual investments corresponding to the Investment Fund for the Subaccount during such Measurement Period;

         (e) Distributions of Plan benefits to a Participant or Beneficiary during the Measurement Period will be charged on a pro rata basis to reduce each Subaccount as of the date of such distribution; and

         (f) Such other adjustments (increases or decreases) as the Committee may determine are necessary and appropriate, including but not limited to a reduction caused by the Employer's payment of the Participant's share of any payroll taxes attributable to Earnings.




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    8.5  Valuation Dates for Distributions.  For purposes of this Section 8, and for purposes of determining the Measurement Period for any period in which a distribution is made to a Participant or a Beneficiary, the date of such distribution will be a special Valuation Date (and will thus constitute the end of that Measurement Period).

9.  SOURCE OF BENEFITS

    9.1 Unfunded Plan. This Plan and the benefits payable pursuant to the Plan are unfunded and will be payable only from the general assets of the Employers. The Employers do not represent that a specific portion of their assets will be used to provide the benefits under the Plan. Participants or Beneficiaries will not have any ownership or beneficial interest in any assets of any Employer. Nothing in this Plan will be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from any Employer under this Plan, such rights will be no greater than the rights of any unsecured general creditor of such Employer.

    9.2 Trust. Notwithstanding the foregoing, the Employers may (but are not required to) deposit moneys under the First Choice Health Network, Inc., Deferred Compensation Trust (the "Trust") for the sole purpose of paying benefits under the Plan from those funds and the income on those funds, unless such Trust assets are required to satisfy the obligations of the Employers to their general creditors. Such Trust must meet the requirements of a so-called "Rabbi Trust" under Revenue Procedure 92-64 (1992-2 CB 422).

10. VESTING AND FORFEITURE

    10.1 Fully Vested. Each Participant is always fully Vested in his or her Participant Deferral Account. A Participant will become fully vested in his or her Employer Contribution Account if, while employed by an Employer, the Participant attains Retirement Age, dies, or becomes Disabled.

    10.2 Vesting Schedule. A Participant who terminates employment with an Employer prior to attaining Retirement Age for any reason other than death, Disability, or termination for Cause will forfeit that percentage of his or her Employer Contribution Account (and each Subaccount) that has not become vested as of the date of such termination. The percentage that is vested and nonforfeitable will be the following percentages depending on the number of such Participant's full years of participation in the Plan:

                 Years of Participation                  Percentage Vested

                 Less than 1 year                                 0%
                 At least 1 year but less than 2 years           50%
                 At least 2 years                               100%

    10.3 Termination for Cause. Notwithstanding Section 10.2, if a Participant is terminated for Cause, the Participant will forfeit the entire balance of his or her Employer Contribution Account (and each Subaccount).

    10.4 Forfeitures. Amounts forfeited (whether pursuant to Sections 10.2 or 10.3) will revert to the Employers to be used as the Employers determine in their sole discretion. No Participant or Beneficiary will have any interest in or claim against any forfeited amounts.
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11. PLAN BENEFITS

    11.1 During Employment. The vested portion of a Participant's Deferral Account may be distributed to the Participant before termination of employment only in connection with an unforeseeable emergency (as defined below). Upon a finding that a Participant or Beneficiary has suffered an unforeseeable emergency, the Committee may, in its sole discretion, make distributions from the vested portion of the Participant's Deferral Account. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved--

         (a)  Through reimbursement or compensation by insurance or otherwise;
              or

         (b) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

         Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home. Any such distribution approved by the Committee will be limited to the amount necessary to meet the emergency and will be paid in a lump sum and will be charged to the Participant's Deferral Account as a distribution. A pro rata portion of such distribution will be treated as a distribution out of each Subaccount.

    11.2 After Termination of Employment. If a Participant terminates employment with an Employer for any reason, including death, other than termination for Cause, Corporation will pay to the Participant (or the Participant's Beneficiary, in case of death) benefits equal to the vested balance in the Participant's Deferral Account. Except as provided below, Plan benefits as a result of death or other termination of employment will be paid in the form elected by the Participant as provided in Section 11.3. Notwithstanding a Participant's installment election, if the Participant's Deferral Account is $10,000 or less on the Valuation Date referred to in
         Section 11.5, the entire benefit will be paid in a lump sum.

    11.3 Election of Form of Benefit Payment. Pursuant to forms and procedures designated by, or at the direction of, the Committee, each Participant may elect the form of payment of the Participant's benefits under the Plan (a "Form of Benefit Election"). The available forms of payment of Plan benefits are:

         (a) A lump sum amount equal to the applicable vested Deferral Account balance; or

         (b) Monthly or annual installments of the vested portion of the Deferral Account amortized over a period designated by the Participant of not more than 15 years. Growth Factor on the unpaid balance will continue to be credited to Subaccounts as provided in Section 8.4.
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         Plan Benefits will be payable in a lump sum if no effective Form of
         Benefit Election is in effect at the time the Participant first becomes entitled to receive payment of all or any portion of the Deferral Account.

         A Participant who elects payment in installments may also elect whether, in the event of the Participant's death prior to complete distribution of the vested portion of the Participant's Deferral
         Account:

              (i) The remaining amount of the Participant's Deferral Account is to be paid in a lump sum to the Beneficiary (in which case payment will be made within thirty (30) days after the date of death), or

              (ii) Installment payments are to be made to the Beneficiary over the elected installment period (or over the remainder of the period).

    11.4 Changes to Form of Benefit Election. A Participant may amend, revoke, or replace a Form of Benefit Election from time to time, subject to the following restrictions:

         (a) No changes to an existing Form of Benefit Election may be made after the Participant (or a Beneficiary) has received or become entitled to receive any payment of Plan benefits;

         (b) The Committee may impose other restrictions from time to time to provide for efficient administration of the Plan and to avoid constructive receipt for income tax purposes.

    11.5 Lump Sum Payments. For lump sum payments, the balance of a Participant's Deferral Account (and Subaccounts) will be determined pursuant to Section 0 as of the regular monthly Valuation Date immediately preceding the date of the Participant's termination of employment. Lump sum payments will be made within 30 days following termination of employment.

    11.6 Installment Payments.

         (a) Annual Installments. For annual installment payments, the first installment will be made on the first day of the second calendar month beginning after termination of employment (the "Initial Installment Date") and on subsequent anniversaries of such date ("Installment Dates"). The amount of each installment will be equal to the balance of the Deferral Account as of the last regular monthly Valuation Date that is at least 15 days prior to the Installment Date divided by the number of remaining installments (including the installment payment being determined).

              Example: If a Participant terminated employment on September 20, 2002, and had elected annual installments over five years, the first installment would be due November 1, 2002, and would be equal to one-fifth of the balance of the Deferral Account on the September 30, 2002, Valuation Date. The second installment would be due November 1, 2003, and would be equal to one-fourth of the balance of the Deferral Account on the September 30, 2003, Valuation Date.



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         (b)  Monthly Installments.  For monthly installments, the first installment will be made on the first day of the second calendar month beginning after termination of employment (the "Initial Installment Date"). Subsequent payments will be made on the first day of each subsequent calendar month for the specified period. The amount of the first 12 monthly installments will be equal to the balance of the Deferral Account as of the last regular monthly Valuation Date that is at least 15 days prior to the Initial Installment Date divided by the remaining number of monthly installments (including the installment payment being determined). The amount of the next 12 (and subsequent series of
              12) monthly installments will be the balance of the Deferral Account as of the last regular monthly Valuation Date that is at least 15 days prior to the first anniversary (and subsequent anniversaries) of the Initial Installment Date divided by the number of remaining monthly installments.

              Example: If a Participant terminated employment on September 20, 2002, and had elected monthly installments over 60 months, the first 12 installments would begin November 1, 2002, and would be equal to the balance of the Deferral Account as of the September 30, 2002, Valuation Date divided by 60. The next 12 installments would begin November 1, 2003, and would be equal to the balance of the Deferral Account as of the September 30, 2003, Valuation Date divided by 48.

         (c) Growth Factor. The Deferral Account (and Subaccounts) will continue to accrue Growth Factor as provided in Section 8.4 until the final installment payment is made.

    11.7 Payment to Guardian. If a distribution is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or person. The Committee may require proof of incompetency, minority, incapacity, or guardianship as it may deem appropriate prior to distribution. Such distribution will completely discharge the Committee from all liability with respect to such benefit.

12. BENEFICIARY DESIGNATION

    12.1 Beneficiary Designation. Each Participant will have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan will be paid in the event of a Participant's death prior to complete distribution of the Participant's Deferral Account. Each Beneficiary designation must be in a written form approved by the Committee and will be effective only when filed with the Committee during the Participant's lifetime. Designation by a married Participant of a Beneficiary other than the Participant's spouse will not be effective unless the spouse executes a written consent that acknowledges the effect of the designation and is witnessed by a notary public, or the consent cannot be obtained because the spouse cannot be located.

    12.2 Amendments. Except as provided below, any nonspousal designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Committee. The filing of a new designation will cancel all designations previously filed.

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    12.3 Change in Marital Status.  If the Participant's marital status changes after the Participant has designated a Beneficiary, the following will apply:

         (a) If the Participant is married at death but was unmarried when the designation was made, the designation will be void unless the spouse has consented to it in the manner prescribed above.

         (b) If the Participant is unmarried at death but was married when the designation was made:

              (i) The designation will be void if the spouse was named as Beneficiary.

              (ii) The designation will remain valid if a nonspouse Beneficiary was named.

         (c) If the Participant was married when the designation was made and is married to a different spouse at death, the designation will be void unless the new spouse has consented to it in the manner prescribed above.

    12.4 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided in this Section 0, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary will be the person in the first of the following classes in which there is a survivor:

         (a)  The Participant's surviving spouse;

         (b) The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue will take by right of representation the share the parent would have taken if living; or

         (c)  The Participant's estate.

13. ADMINISTRATION

    The Plan will be administered by the Committee. The Committee will have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Committee's powers and duties include, but are not limited to, the following:

    (a) Responsibility for the compilation and maintenance of all records necessary in connection with the Plan;

    (b) Authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; and

    (c) Authority to engage such legal, accounting, and other professional services as it may deem proper.

    Decisions by the Committee will be final and binding upon all parties affected by the Plan, including Participants and the beneficiaries of Participants.



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    The Committee may rely on information and recommendations provided by supervisory management. The Committee may delegate to a subcommittee composed of less than all Committee members or to supervisory management who are not Committee members the responsibility for decisions that it may make or actions that it may take under the terms of the Plan, subject to the Committee's reserved right to review such decisions or actions and modify them when necessary or appropriate under the circumstances. The Committee will not allow any employee to obtain control over decisions or actions that affect that employee's Plan benefits.

14. MISCELLANEOUS

    14.1 Nonassignability of Benefits. A Participant's benefits under the Plan, including the right to receive payment of the Deferral Account or any Subaccount, may not be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of.

    14.2 Governing Law. This Plan and any amendments will be construed, administered, and governed in all respects in accordance with applicable federal law and the laws of the State of Washington.

    14.3 No Right of Continued Employment. Nothing in the Plan will confer upon any person the right to continue in the employ of any Employer or interfere in any way with the right of any Employer to terminate the person's employment at any time.

    14.4 Withholding Taxes. The Employers will withhold any taxes required by law to be withheld in connection with payment of benefits under this Plan. In the event any Employer will be required to withhold taxes with respect to Employer Contributions or the accrual of Growth Factor pursuant to the Plan, the Employer will have the right to require a Participant to reimburse them for any such taxes.

15. CLAIMS PROCEDURE

    15.1 Initial Claim. Any person claiming any benefit under this Plan (the "Claimant") must present a claim in writing (a "Claim") to Corporation's President or a Vice President serving on the Committee (the "Designated Officer").

    15.2 Decision on Initial Claim.

         15.2.1 Time Period for Denial Notice. A decision will be made on the Claim as soon as practicable and will be communicated in writing by the Designated Officer to the Claimant within a reasonable period after receipt of the Claim by the Designated Officer. In no event may the decision on an initial Claim be given more than 90 days after the date the Claim was filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant will be notified of the extension within 90 days of the date the Claim was filed. The extension notice must indicate the special circumstances and the date by which a decision is expected. The extension may not exceed 90 days from the end of the initial response period.

         15.2.2 Contents of Notice. If the Claim is wholly or partially denied, the Claimant will be given a written notice of denial indicating:

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                (a)  The specific reasons for the denial;

                (b) The specific references to pertinent Plan provisions on which the denial is based;

                (c) A description of additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary; and

                (d)  An explanation of the Plan's Claim review procedure.

         15.2.3 Deemed Denied. If written notice of the decision wholly or partially denying the Claim has not been furnished within 90 days after the Claim is filed or there has been an extension and no notice of a decision is furnished by the end of the extension period, and if the Claim has not been granted within such period, the Claim will be deemed denied as of the end of the 90-day or 180-day period for purposes of proceeding to the review stage described in Section 15.3.

    15.3 Review of Denied Claim. If a Claimant receives a notice of denial or his or her Claim is deemed denied pursuant to 0, the Claimant may request a review of the Claim. The request for review is made by personally delivering or mailing a written request for review, prepared by either the Claimant or his or her authorized representative, to the Committee. The Claimant's request for review must be made within a reasonable period of time taking into consideration the nature of the benefit which is the subject of the Claim and other attendant circumstances. In no event may the period for requesting review expire less than 60 days after receipt of the notice of denial or the date on which the Claim is deemed denied if no notice is received. If the written request for review is not made on a timely basis, the Claimant will be deemed to waive his or her right to review. The Claimant or his or her duly authorized representative may, at or after the time of making the request, review all pertinent documents and submit issues and comments in writing.

    15.4 Decision on Review. A review will be promptly made by the Committee after receipt of a timely filed request for review. A decision on review will be made and furnished in writing to the Claimant. The decision will be made not later than 60 days after receipt of the request for review. If special circumstances require an extension of time for processing (such as the need to hold a hearing), a decision will be made and furnished to the Claimant not later than 120 days after such receipt. If an extension is required, the Claimant will be notified of such within 60 days after the request for review was filed. The written decision must include the reasons for such decision with reference to the provisions of the Plan upon which the decision is based. The decision will be final and binding upon the Claimant, Corporation, all Employers, and all other persons involved. If the decision on review is not furnished within the applicable time period, the Claim will be deemed denied on review.

         The scope of any subsequent review of the benefit Claim, judicial or otherwise, will be limited to a determination as to whether the Committee acted arbitrarily or capriciously in the exercise of its discretion. In no event may any such further review be on a de novo basis as the Committee has discretionary authority to determine eligibility for benefits and to construe the terms of this Plan.



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16. AMENDMENTS AND TERMINATION

    Corporation's Board of Directors has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable. In the event of termination of the Plan, Employer Contributions made and Earnings accrued pursuant to the Plan prior to the effective date of the termination will continue to be subject to the provisions of the Plan as if the Plan had not been terminated.

17. DEFINITIONS

    For purposes of this Plan, capitalized terms not otherwise defined in the Plan have the following meanings.

    "Annual Bonus" means, for each Participant, the amount (if any) payable to the Participant for a calendar year under Corporation's annual incentive bonus plan, as such plan or program is amended or modified from time to time.

    "Annual Deferral Contribution" means the portion of a participant's Base Compensation and/or Annual Bonus that the Participant elects to defer pursuant to an Annual Deferral Election as described in Section 7.2 of the Plan.

    "Annual Deferral Election" means a written election by a Participant for a Plan Period in a form satisfactory to the Committee, by which the Participant elects to defer either all or a portion of the Participant's Base Compensation and/or Annual Bonus for the Plan Period pursuant to
    Section 7.2 of the Plan.

    "Base Compensation" means regular base salary, excluding Annual Bonuses; Employer Contributions under the Plan; other bonuses; noncash fringe benefits; income or gain from the grant, vesting, or exercise of stock, restricted stock, or stock options; and employer contributions to any employee pension plan, welfare benefit plan, or other employee benefit plan, program, or arrangement. For purposes of the Plan, Compensation is determined before deducting from base salary a Participant's elective pre-tax contributions to any 401(k) plan or salary reduction contributions to any cafeteria plan.

    "Cause" for termination of employment means gross misconduct or willful malfeasance in connection with a Participant's employment by the Corporation.

    "Committee" means a committee designated by the Board to administer the Plan. The initial members of the Committee are Gary Gannaway, Kristine Bruce, and Kenneth Hamm.

    "Deferral Account" means the record-keeping account maintained as provided in Section 0 to reflect a Participant's benefits under the Plan. Unless the context otherwise requires, references to a Participant's Deferral Account include both the Participant's Employer Contribution Account and Participant Deferral Contribution Account and all Subaccounts of both such Accounts.

    "Disability" means the condition of being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. However, the Committee may change the foregoing definition of "Disability" or may adopt a different definition.


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

    "Employer Contribution" means a contribution by an Employer for a Participant as described in Section 6.

    "Employer Contribution Account" means the portion of a Participant's Deferral Account attributable to Employer Contributions made on behalf of the Participant.

    "Employer Contribution Date" means each April 1, July 1, October 1, and January 1, commencing on January 1, 2003.

    "Investment Fund" means a Investment as described in Section 8.2.3 for the sole purpose of calculating the Growth Factor to be credited to or charged against a Participant's Deferral Account. The Committee will designate the Investment Funds available under the Plan and may add to, subtract from, or otherwise change the designated available Investment Funds from time to time.

    "LTI Award" means the award otherwise payable to a Participant (if any) under the LTI Program for any LTI Cycle.

    "LTI Cycle" means a three calendar year cycle as specified in the LTI
    Program.

    "LTI Deferral Contribution" means the portion of a Participant's LTI Award that the Participant elects to defer pursuant to an LTI Deferral Election as described in Section 7.1 of the Plan

    "LTI Deferral Election" means a written election by a Participant, in a form satisfactory to the Committee, by which the Participant elects to defer all or a portion of his or her LTI Award for an LTI Cycle pursuant to
    Section 7.1 of the Plan.

    "LTI Program" means Corporation's Long-Term Incentive Program.

    "Measurement Period" means the period between any two successive regular or special Valuation Dates.

    "Participant Deferral Contribution Account" means the portion of a Participant's Deferral Account attributable to LTI Deferral Contributions and Annual Deferral Contributions made by the Participant.

    "Plan Period" means a calendar year or, for Participants designated after the beginning of a calendar year, one or more calendar quarters.

    "Retirement Age" means age 65, or such other age as is designated by the Committee.

    "Subaccount" means a portion of a Participant's Deferral Account that is deemed to be invested in a particular Investment Fund pursuant to Section 8.4.

    "Valuation Date" means a date as of which Deferral Accounts and Subaccounts are determined pursuant to Section 0. The last date of each calendar month will be a regular Valuation Date. For purposes of Section 0, the date of any distribution to a Participant or Beneficiary will be a special Valuation Date (and will mark the end of a Measurement Period as of such special Valuation Date). In addition, the Committee may utilize additional special Valuation Dates (on up to a daily valuation basis) to the extent the Committee determines such special Valuation Dates are necessary or useful.

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

This Plan was adopted as of the Effective Date.

FIRST CHOICE HEALTH NETWORK, INC.


By   _____________________________________

Its  _____________________________________














































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